Exhibit 99.3
Terayon Demonstrates Latest Video and Data Applications
at IBC 2005
Amsterdam – September 8, 2005 – Terayon Communications Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, is demonstrating the industry’s first advertising insertion and splicing of programming in the MPEG-4/AVC format, along with other advanced capabilities of its digital video and home access solutions, here at its stand (8.510) at the International Broadcasting Conference (IBC) 2005, September 8-13.
     “Service providers worldwide want to adopt MPEG-4/AVC to deliver more programming services by leveraging its 50% improvement in bandwidth utilization, and key to their success is the ability to splice programming and to insert ads seamlessly, capabilities that Terayon is the first to deliver in the MPEG-4/AVC domain,” said Kanaiya Vasani, Terayon, Vice President, Marketing. “This builds on our first-to-market deployments of seamless MPEG-2 standard definition (SD), high definition (HD) and IP-based advertising insertion applications.”
     In addition, Terayon will be showing other demonstrations at IBC including:
•	‘Localization on Demand’ using the BP 5100, which enables a single piece of content to be distributed nationwide, but independently customized within a fraction-of-a-second of its simultaneous delivery to multiple regions. For instance, in a nationally broadcast automobile commercial, graphic overlays specific to local car dealers can be inserted ‘on-demand’ at the final distribution point immediately before delivery to the viewer.

•	Teletext delivery using the CP 7600G, which allows European cable operators to continue providing Teletext – an early analog ITV (interactive TV) service – while eliminating the analog distribution system from the cable headend to hub, freeing bandwidth for advanced services. Teletext is digitized at the headend and decoded to analog by the CP 7600G at the network edge before delivery to analog subscribers.

•	Wide Screen Signaling (WSS) information insertion enabled by the CP 7600G, which allows European operators to provide their analog subscribers with programming in the 16x9 ‘widescreen’ format and have it automatically recognized by their widescreen TVs, which ‘stretch’ the image appropriately.

•	Real-time overlay of full-motion graphics using the BP 5100 and its Digital Motion Graphics Overlay (DMGO) technology, accomplished entirely in the compressed digital domain, which eliminates the need for the traditional decode/re-encode process that requires additional equipment and causes picture degradation.
     IBC attendees can also see Terayon digital video solutions in the stands of several Terayon Partner Program members and other leading vendors, including Harmonic (stand 1.361), TANDBERG Television (stand 1.461), Teleste (stand 1.514) and Thomson (stand 1.481).
     Terayon’s complete line of Home Access solutions are on display at the Terayon stand as well as the Texas Instruments stand (1.224).
     About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press Contact:	Investor Contact:
Rebecca West (415) 402-0230 rebecca@atomicpr.com	Eileen Morcos (408) 235-5544 eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
 Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the Terayon CP 7600G, the DM 6400 and the BP 5100; service providers adoption of MPEG-4/AVC; as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including Terayon’s 10-Q for the quarter ended June 30, 2005 and 10-K for the year ended Dec. 31, 2004.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.